Exhibit 99.(m)

DISTRIBUTION AND SERVICE PLAN

December 1, 2006

This Distribution and Service Plan (the “Plan”) has been adopted by the Board of Directors of HealthShares™, Inc. (the “Company”), pursuant to Rule l2b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and is effective with respect to the shares of beneficial interest (“Shares”) of each fund identified in Exhibit A hereto (a “Fund”).  In adopting this Plan, the Board of Directors of the Company (the “Board of Directors”) has determined that there is a reasonable likelihood that adoption of the Plan will benefit each such Fund and its shareholders.

The Company has entered into a Distribution Agreement with Alps Distributors, Inc. (the “Distributor”), pursuant to which the Distributor will act as the distributor with respect to the creation and distribution of Creation Unit size aggregations of Shares (“Creation Units”) as described in the Funds’ registration statement under the 1940 Act and under the Securities Act of 1933, as amended (the “Registration Statement”). Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Registration Statement.

1.                                       Payments.  (a)  Each Fund is authorized to reimburse the Distributor up to a maximum amount of 0.25% per annum of each Fund’s average daily net assets for actual amounts expended to finance any activity primarily intended to result in the sale of Creation Units of each Fund or for providing or arranging for others to provide shareholder services and for the maintenance of shareholder accounts. Such activities may including, but not limited to, (i) delivering copies of the Company’s then current prospectus to prospective purchasers of Creation Units, (ii) marketing and promotional services, including advertising, (iii) paying the costs of and compensating others, including Participating Organizations with whom the Distributor has entered into written agreements, for performing shareholder servicing on behalf of the Funds; (iv) compensating certain Participating Organizations for providing assistance in distributing the Creation Units of the Funds, including the salaries and/or commissions of sales personnel in connection with the distribution of the Creation Units of the Funds, and (v) facilitating communications with beneficial owners of Shares.  The fee is accrued daily and paid monthly. In addition, pursuant to this Plan, X-Shares Advisors, LLC (the “Advisor”) or the Distributor may make payments from time to time from their own resources, which may include the Advisory fee or the Distribution fee received from the Company, and past profits, for any of the foregoing purposes.  Such payments will not increase the amount which the Funds are required to pay to the Advisor or the Distributor for any fiscal year under the Advisory Agreement or Distribution Agreement in effect for that year.

(b)                                 Distribution expenses incurred in any one year in excess of 0.25% of each Fund’s average daily net assets may be reimbursed in subsequent years subject to the annual 0.25% limit and subject further to the approval of the Board of Directors including a majority of the Directors who are not “interested persons” of the Company (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan (the “Independent Directors”).

(c)                                  The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons that are Authorized Participants for providing distribution assistance, including broker-dealer and shareholder support and  educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 1(a) hereof.

2.                                       Written Agreements.  All written agreements relating to this Plan entered into between either the Funds or the Distributor and Participating Organizations or other organizations must be in a form satisfactory to the Funds’ Board of Directors.

3.                                       Effective Date.  This Plan shall become effective upon approval by a vote of both a majority of the Board of Directors and a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on this Plan.

4.                                       Term.  This Plan shall, unless terminated as hereinafter provided, remain in effect with respect to a Fund for one year from its effective date and shall continue thereafter, provided that its continuance is specifically approved at least annually by a vote of both a majority of the Directors and a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on this Plan.

5.                                       Amendment.  This Plan may be amended at any time by the Board of Directors, provided that (a) any amendment to increase materially the amount to be spent for the services provided for in paragraph 1(a) hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of a Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of both a majority of the Board of Directors and a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on such amendment.

6.                                       Termination.  This Plan may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of a Fund.  In the event of termination or non-continuance of this Plan, the Company may reimburse any expense which it incurred prior to such termination or non-continuance, provided that such reimbursement is specifically approved by both a majority of the Board of Directors and a majority of the Independent Directors.

7.                                       Assignment.  Except as otherwise provided in the 1940 Act, this plan will not be terminated by an assignment, however, an assignment will terminate any agreement under the plan involving any such assignment.

8.                                       Reports.  While this Plan is in effect, the Distributor shall provide to the Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

9.                                       Records.  The Company shall preserve copies of this Plan, each agreement related hereto and each report referred to in paragraph 9 hereof for a period of at least six years from the date of the Plan, agreement and report, the first two years in an easily accessible place.

10.                                 Independent Directors.  While this Plan is in effect, the selection and nomination of Independent Directors shall be committed to the discretion of the Directors who are not “interested persons” of the Company (as defined in the 1940 Act).

11.                                 Severability.  If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted December 1, 2006

Exhibit A

HealthShares™ Asian Health Exchange-Traded Fund
HealthShares™ Autoimmune-Inflammation Exchange-Traded Fund
HealthShares™ Cancer Exchange-Traded Fund
HealthShares™ Cardio Devices Exchange-Traded Fund
HealthShares™ Cardiology Exchange-Traded Fund
HealthShares™ Dermatology and Wound Care Exchange-Traded Fund
HealthShares™ Diagnostics Exchange-Traded Fund
HealthShares™ Emerging Cancer Exchange-Traded Fund
HealthShares™ Enabling Technologies Exchange-Traded Fund
HealthShares™ European Drugs Exchange-Traded Fund
HealthShares™ European Medical Products and Devices Exchange-Traded Fund
HealthShares™ GI/Gender Health Exchange-Traded Fund
HealthShares™ Infectious Disease Exchange-Traded Fund
HealthShares™ Metabolic-Endocrine Disorders Exchange-Traded Fund
HealthShares™ Neuroscience Exchange-Traded Fund
HealthShares™ Ophthalmology Exchange-Traded Fund
HealthShares™ Orthopedic Repair Exchange-Traded Fund
HealthShares™ Patient Care Services Exchange-Traded Fund
HealthShares™ Respiratory/Pulmonary Exchange-Traded Fund
HealthShares™ Composite Exchange-Traded Fund